                                                        Exhibit 99.4


                        UNITED COMMUNITY FINANCIAL CORP.

               (PROPOSED HOLDING COMPANY FOR THE HOME SAVINGS AND
                       LOAN COMPANY OF YOUNGSTOWN, OHIO )
                                YOUNGSTOWN, OHIO



                          PROPOSED MARKETING MATERIALS

                               DRAFT MARCH 9, 1998

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                             Marketing Materials for
              The Home Savings and Loan Company of Youngstown, Ohio

                                Table of Contents
                                -----------------

I.                Press Release
                  A.       Explanation
                  B.       Schedule
                  C.       Distribution List
                  D.       Examples

II.               Question and Answer Brochure
                  A.       Explanation
                  B.       Method of Distribution
                  C.       Example

III.              Officer and Director Brochure
                  A.       Explanation
                  B.       Method of Distribution
                  C.       Example

IV.               Counter Cards, Lobby Posters and a Tombstone Announcement
                  A.       Explanation
                  B.       Quantity
                  C.       Examples

V.                Community Meeting Invitation and Prospect Letters
                  A.   Explanation
                  B.   Examples

VI.                IRA Mailing
                  F.   Explanation
                  G.   Example

VII.                   Letters
                  G.   Explanation
                  H.   Example

VIII.             Proxygram
                  A.       Explanation
                  B.       Example


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                                I. Press Releases


A.       Explanation

         In an effort to ensure that all customers, community members, and other interested investors receive prompt accurate information in a simultaneous manner, Trident Securities, Inc. advises The Home Savings and Loan Company to forward press releases to national and regional publications, newspapers, radio stations, etc., at various points during the conversion process.

         Only press releases approved by Conversion Counsel will be forwarded for publication in any manner.

B        Press Releases

         1. Approval of Conversion by the Office of Thrift Supervision and the Securities and Exchange Commission (mid to late May 1998)

         2.   Close of Stock Offering

C. Distribution Lists (see attached) (Note: Distribution to be coordinated with PR firm)

D.       Examples (see attached)






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                        National Media Distribution List
                        --------------------------------

American Banker
---------------
One State Street Plaza
New York, New York 10004
Michael Weinstein

Business Wire
-------------
212 South Tryon
Suite 1460
Charlotte, North Carolina  28281

Wall Street Journal
-------------------
World Financial Center
200 Liberty
New York, New York  10004

SNL Securities
-----------------
Post Office Box 2124
Charlottesville, Virginia  22902

Barrons
-------
Dow Jones & Company
Barron's Statistical Information
200 Burnett Road
Chicopee, Massachusetts  01020

Investors Business Daily
------------------------
12655 Beatrice Street
Post Office Box 661750
Los Angeles, California  90066


                                Local Media List
                              --------------------
                              (Provided by PR Firm)

D.   Press Release
                                              FOR IMMEDIATE RELEASE
                                              ---------------------------
                                              For More Information Contact:
                                              Douglas M. McKay, President
                                              Telephone:  (330) 742-0500

            THE HOME SAVINGS AND LOAN COMPANY STOCK SALE APPROVED
           -------------------------------------------------------

         Youngstown, Ohio, _________, 1998 - Mr. Douglas M. McKay, President and Chief Executive Officer of The Home Savings and Loan Company, Youngstown, Ohio, announced today that The Home Savings and Loan Company has received approval from the Office of Thrift Supervision and the Division of Financial Institutions of the Department of Commerce of the State of Ohio to convert from a state chartered mutual savings and loan association to a permanent capital stock savings and loan association. In connection with the Conversion, The Home Savings and Loan Company has formed a holding company, United Community Financial Corp. to hold all of the outstanding capital stock of The Home Savings and Loan Company.

         A Prospectus and Proxy Statement describing the Plan of Conversion will be mailed to certain members of The Home Savings and Loan Company on or about _________, 1998. Under the Plan of Conversion, United Community Financial Corp. is offering an estimated 25,000,000 shares of common stock at $10.00 per share. Certain of The Home Savings and Loan Company's past and present members will have the opportunity to purchase stock through a subscription offering that closes on _________, 1998. Shares that are not subscribed for during the subscription offering, if any, will be offered to the general public, with preference given to natural persons who are residents of Columbiana, Mahoning and Trumbull Counties, Ohio, in a community offering. The offerings are being managed by Trident Securities, Inc., of Raleigh, North Carolina and McDonald & Company Securities, Inc., Cleveland, Ohio.

         As a result of the Conversion, The Home Savings and Loan Company will be structured in the stock form, just like all commercial banks and an increasing number of savings institutions, and will become a subsidiary of United Community Financial Corp.

          According to Mr. McKay, "Our day to day operations will not change as a result of the Conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits".

         The Home Savings and Loan Company is headquartered in Youngstown, Ohio. The Bank was organized in 1889. At December 31, 1997, The Home Savings and Loan Company had total assets of $1.0 billion and total equity of $141.4 million.

         Customers or interested members of the community with questions concerning the stock offering should call the institution at (330)_______ or visit any Home Savings and Loan Company office.

D.   Press Release                        FOR IMMEDIATE RELEASE
                                          ---------------------------------
                                          Contact: Douglas M. McKay, President
                                          Telephone: (330) 742-0500


              UNITED COMMUNITY FINANCIAL CORP. HOLDING COMPANY FOR
              ----------------------------------------------------
                       THE HOME SAVINGS AND LOAN COMPANY,
                       ----------------------------------
                        COMPLETES INITIAL STOCK OFFERING
                        --------------------------------

         Youngstown, Ohio _________, 1998 - Douglas M. McKay, President and Chief Executive Officer of The Home Savings and Loan Company, Youngstown, Ohio, announced today that United Community Financial Corp., the proposed holding company for The Home Savings and Loan Company, has completed its initial common stock offering. In connection with the stock offering, United Community Financial Corp. sold a total of _______ shares at $10 per share. It is anticipated that the common stock of United Community Financial Corp. will begin trading on the NASDAQ National Market System on _________, 1998 under the symbol "____". Trident Securities, Inc. and McDonald & Company Securities, Inc. will be market makers in the stock.

         The net proceeds contributed to The Home Savings and Loan Company upon conversion will substantially increase its capital. The Home Savings and Loan Company will use the funds contributed to it for general corporate purposes, including, initially, local lending and investment in short-term U.S. Government and agency obligations.

         On _______, 1998, The Home Savings and Loan Company's Plan of Conversion was approved by The Home Savings and Loan Company's depositor and borrower members at a Special Meeting that was held at the main office of the institution.

         Mr. McKay stated, "The Officers and Board of Directors of The Home Savings and Loan Company express their thanks for the response by customers and the community to the stock

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offering. The Home Savings and Loan Company looks forward to serving the needs of its customers as a stock institution."



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                        II. Question and Answer Brochure

A.       Explanation

         The Question and Answer brochure is an essential marketing piece in any conversion. It serves to answer some of the most commonly asked questions in "plain, everyday language." Although most of the answers are taken verbatim from the Prospectus and Proxy Statement, it assists the individual in finding answers to simple questions.

         Conversion Counsel approves the language for each Question and Answer. Trident Securities, Inc. and The Home Savings and Loan Company and it's advertising agency will be responsible for any introductory or concluding remarks, design, layout, color, and paper stock. This will be coordinated through Trident Securities, Inc. in conjunction with the financial printer.

B.       Method of Distribution

         There are three primary methods of distribution of the Question and Answer brochure. However, regardless of the method of distribution, the brochure is always accompanied by a Prospectus.

         1. A Question and Answer brochure is sent out in the initial mailing to all members of The Home Savings and Loan Company.

         2. Question and Answer brochures are available in The Home Savings and Loan Company's offices.

         3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Conversion Information Center requesting information.


C.   Example
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                        THE HOME SAVINGS AND LOAN COMPANY
                                YOUNGSTOWN, OHIO


     Questions and Answers Regarding the Subscription and Community Offering


                           MUTUAL TO STOCK CONVERSION
                           --------------------------

THE HOME SAVINGS AND LOAN COMPANY'S Board of Directors has unanimously voted to convert THE HOME SAVINGS AND LOAN COMPANY from its present mutual form to a stock institution, subject to approval of the conversion by THE HOME SAVINGS AND LOAN COMPANY'S members and regulatory authorities. Complete details on the conversion, including reasons for conversion, are contained in the Prospectus and Proxy Statement. We urge you to read them carefully.

This brochure is provided to answer basic questions you might have about the conversion. Remember, the conversion will not affect the rate on any of your savings accounts, deposit certificates, or loans.

1.       Q.       WHAT IS A "CONVERSION"?

         A. Conversion is a change in the legal form of organization. THE HOME SAVINGS AND LOAN COMPANY currently operates as a state-chartered mutual savings and loan association with no shareholders. Through the conversion, THE HOME SAVINGS AND LOAN COMPANY will form a holding company, UNITED COMMUNITY FINANCIAL CORP., which will ultimately own all of the outstanding stock of the THE HOME SAVINGS AND LOAN COMPANY. UNITED COMMUNITY FINANCIAL CORP. will issue common stock in the conversion, as described below, and will be a publicly-owned company.

2.       Q.       WHY IS THE HOME SAVINGS AND LOAN COMPANY CONVERTING?

         A. As a permanent capital stock savings and loan association, THE HOME SAVINGS AND LOAN COMPANY does not have stockholders and has no authority to issue stock. By converting to the stock form of organization, THE HOME SAVINGS AND LOAN COMPANY will be structured in the form used by all commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of THE HOME SAVINGS AND LOAN COMPANY by providing a larger capital base from which it may operate, enhance future access to capital markets and, if desired, enhance THE HOME SAVINGS AND LOAN COMPANY'S ability to diversify and



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                  expand it's financial service-related activities. Currently,
                  THE HOME SAVINGS AND LOAN COMPANY has no specific plans, agreements, arrangements or understandings regarding such diversification.

3.       Q.       WILL THE CONVERSION HAVE ANY EFFECT ON SAVINGS ACCOUNTS,
                  CERTIFICATES OF DEPOSIT OR LOANS WITH THE HOME SAVINGS AND
                  LOAN COMPANY?

         A. No. The conversion will not change the amount, interest rate or withdrawal rights of any savings and checking accounts or certificates of deposit. The rights and obligations of borrowers under their loan agreements will not be affected. However, upon consummation of the conversion, THE HOME SAVINGS AND LOAN COMPANY'S deposit account holders will no longer have voting rights in THE HOME SAVINGS AND LOAN COMPANY, and will not have voting rights in UNITED COMMUNITY FINANCIAL CORP. unless they purchase common stock.

4.       Q.       WILL THE CONVERSION CAUSE ANY CHANGES IN PERSONNEL OR
                  MANAGEMENT?

         A. No. The conversion will not cause any changes in personnel or management. The normal day-to-day operations will continue as before.

5.       Q.       DID THE BOARD OF DIRECTORS OF THE HOME SAVINGS AND LOAN
                  COMPANY APPROVE THE CONVERSION?

         A. Yes. The Board of Directors unanimously adopted the Plan of Conversion on December 9, 1997.

6        Q.       HOW WILL THE COMMUNITY BENEFIT FROM THE CONVERSION?

         A. In 1991, the Company established the Home Savings Charitable Foundation, which is an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Each year since the Foundation was established, the Company has made annual contributions to the Foundation in furtherance of the Company's commitment to the communities that it serves. In connection with the Conversion, the Holding Company intends to contribute to the Foundation approximately 5.0% of the number of Common Shares issued in the Conversion, subject to the overall limitation of 1,250,000 common shares. The Company and the Holding Company believe that the contribution of common shares to the Foundation will benefit the long term value of the Company's community banking franchise by enabling the communities it serves to share in the potential growth and success of the Company and the Holding Company over the long term.

                  THE SUBSCRIPTION AND COMMUNITY OFFERING
                  ---------------------------------------

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7.       Q.       WHO IS ENTITLED TO SUBSCRIBE UNITED COMMUNITY FINANCIAL CORP.
                  COMMON STOCK?

         A. Rights to subscribe for common stock will be given in order of priority to (i) each account holder, who, at the close of business on July 31, 1996 (the "Eligibility Record Date"), had one or more deposit accounts with deposit balances, in the aggregate, of $50 or more (a "Qualifying Deposit") with the Company (the "Eligible Account Holders"), (ii) the United Community Financial Corp. Employee Stock Ownership Plan (the "ESOP"), (iii) each account holder who, at the close of business on March 31, 1998 (the "Supplemental Eligibility Record Date"), had a Qualifying Deposit with the Company (the "Supplemental Eligible Account Holders"), (iv) members of the Company eligible to vote at the Special Meeting ("Other Eligible Members") and (v) directors, officers and employees of the Company.

                  IT IS THE RESPONSIBILITY OF EACH SUBSCRIBER QUALIFYING AS AN ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER OR OTHER MEMBER TO LIST COMPLETELY ALL ACCOUNT NUMBERS FOR QUALIFYING SAVINGS ACCOUNTS AS OF THE QUALIFYING DATE ON THE STOCK ORDER FORM. FAILURE TO DO SO MAY RESULT IN A REDUCTION OR ELIMINATION OF A SUBSCRIBER'S ORDER.

                  Shares that are not subscribed for during the Subscription Offering, if any, may be offered to the general public through a Community Offering with preference given to natural persons who are residents of Mahoning, Columbiana and Trumbull Counties, Ohio (the "Local Community"). It is anticipated that any shares not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public through a syndicate of registered broker dealers pursuant to selected dealers agreements in a Syndicated Community Offering.

8.       Q.       HOW DO I SUBSCRIBE FOR SHARES OF STOCK?

         A. Eligible subscribers wishing to exercise their subscription rights must return the enclosed Stock Order Form to THE HOME SAVINGS AND LOAN COMPANY. The Stock Order Form must be completed and returned along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at THE HOME SAVINGS AND LOAN COMPANY on or prior to the close of the Subscription Offering which will be 12:00 noon, Eastern Daylight Time, on ___________, 1998, unless extended.

9.       Q.       HOW CAN I PAY FOR MY SUBSCRIPTION STOCK ORDER?

         A. First, you may pay for your order in cash (if delivered in person to THE HOME SAVINGS AND LOAN COMPANY) or by check or money order. Subscription funds will earn interest at THE HOME SAVINGS AND LOAN COMPANY'S passbook rate from the day we receive them until the completion or termination of the conversion.

                  Second, you may authorize us to withdraw funds from your THE HOME SAVINGS AND LOAN COMPANY savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for your account until completion of the offering at which time your funds will be withdrawn for your purchase. Funds remaining in this account (if any) will continue at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case you will receive interest at the passbook rate. A hold will be placed on your account for the amount you specify for stock payment. You will not have access to these funds from the day we receive your order until the completion or termination of the conversion.

                  If you want to use funds in your Individual Retirement Account held at THE HOME SAVINGS AND LOAN COMPANY to subscribe for stock, call our Conversion Information Center at (330) ________ for assistance. There will be no early withdrawal or IRS penalties incurred by these transactions. It takes several days to process the necessary IRA forms and, therefore, it is necessary that you make arrangements by ___________, 1998, to accommodate your order.

10.      Q.       HOW MANY SHARES OF STOCK ARE BEING OFFERED?

         A. UNITED COMMUNITY FINANCIAL CORP. is offering up to 28,937,500 shares of common stock at a price of $10.00 per share. The number of shares may be decreased to 21,250,000 or increased to 33,465,625 in response to the independent appraiser's final determination of the consolidated pro forma market value of UNITED COMMUNITY FINANCIAL CORP. and THE HOME SAVINGS AND LOAN COMPANY, as converted.

11.      Q.       WHAT IS THE MINIMUM AND MAXIMUM NUMBER OF SHARES THAT I CAN
                  PURCHASE DURING THE OFFERING PERIOD?

         A. The minimum number of common shares any person may purchase is 25 shares. No Stock Order Form will be accepted for less than $250. Each Eligible Account Holder, Supplemental Eligible Account Holder and Other Eligible Member may purchase in the Subscription Offering not more than 30,000 common shares.

12.      Q.       HOW WAS IT DETERMINED THAT BETWEEN 21,250,000 SHARES AND
                  28,937,500 SHARES OF STOCK WOULD BE ISSUED AT $10.00 PER
                  SHARE?

         A. The share range was determined through an appraisal of UNITED COMMUNITY FINANCIAL CORP. and THE HOME SAVINGS AND LOAN COMPANY, as converted, by Keller & Company, Inc., an independent appraisal firm specializing in the thrift industry.

13.      Q.       MUST I PAY A COMMISSION ON THE STOCK FOR WHICH I SUBSCRIBE?

         A. No. You will not pay a commission on stock purchased in the Subscription Offering, the Community Offering, if any, or Syndicated Community Offering, if any.

14.      Q.       WILL I RECEIVE INTEREST ON FUNDS I SUBMIT FOR STOCK PURCHASES?

         A. Yes. THE HOME SAVINGS AND LOAN COMPANY will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the subscription and Community Offerings until completion of the conversion.

15.      Q.       IF I HAVE MISPLACED MY STOCK ORDER FORM, WHAT SHOULD I DO?

         A. THE HOME SAVINGS AND LOAN COMPANY will mail you another order form, or you may obtain one from any HOME SAVINGS AND LOAN COMPANY'S office. If you need assistance in obtaining or completing a Stock Order Form, please call or visit the Conversion Information Center at (330) ________.

16.      Q.       WILL THERE BE ANY DIVIDENDS PAID ON THE STOCK?

         A. Following the completion of the Conversion, the Board of Directors of the Holding Company intends to establish a dividend policy. The declaration and payment of dividends or other capital distributions by the Holding Company will be subject to the discretion of the Board of Directors of the Holding Company, to the earnings and financial condition of the Holding Company and the Company and to general economic conditions. The timing of the payment of dividends and the annual rate will depend upon a determination by the Board of Directors of the Holding Company that the net income, capital and financial condition of the Holding Company and the general economy justify the declaration and payment of dividends by the Holding Company. No assurance can be given, however, that dividends will be paid or, if paid, will continue in the future. In accordance with OTS policy, the Holding Company will not undertake an extraordinary tax-free return of capital to its shareholders during the first year following the completion of the Conversion.

17.      Q.       HOW MUCH STOCK DO THE DIRECTORS AND OFFICERS OF THE HOME
                  SAVINGS AND LOAN COMPANY INTEND TO PURCHASE THROUGH THE
                  SUBSCRIPTION OFFERING?

         A. Directors and executive officers intend to purchase approximately $____ million of the stock to be offered in the conversion (approximately ____% if _________ shares are sold in the offering). The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

18.      Q.       ARE THE SUBSCRIPTION RIGHTS TRANSFERABLE TO ANOTHER PARTY?

         A. No. Pursuant to federal regulations, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may be exercised only by the person(s) to whom they are granted. Any person found to be transferring or selling subscription rights will be subject to forfeiture of such rights and other penalties.

19.      Q.       I CLOSED MY ACCOUNT SEVERAL MONTHS AGO. SOMEONE TOLD ME
                  THAT I AM STILL ELIGIBLE TO BUY STOCK. IS THAT TRUE?

         A. If you were an account holder on the Eligibility Record Date (July 31, 1996) the Supplemental Eligibility Record Date (_______, 1998) or the Voting Record Date (_________, 1998)
                  you are entitled to purchase stock regardless of whether or not you continue to hold your THE HOME SAVINGS AND LOAN COMPANY account.

20.      Q.       MAY I OBTAIN A LOAN FROM THE HOME SAVINGS AND LOAN COMPANY
                  USING STOCK AS COLLATERAL TO PAY FOR MY SHARES?

         A. No. Federal regulations do not allow THE HOME SAVINGS AND LOAN COMPANY to make loans for this purpose, but another financial institution may make a loan for this purpose.

21.      Q.       WILL THE FDIC (FEDERAL DEPOSIT INSURANCE CORPORATION) INSURE
                  THE SHARES OF STOCK?

         A. No. The shares will not be insured by the FDIC. However, the Savings Association Insurance Fund of the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

22.      Q.       WILL THERE BE A MARKET FOR THE STOCK FOLLOWING THE CONVERSION?

         A. UNITED COMMUNITY FINANCIAL CORP. has never issued stock before, and consequently there is no established market for its common stock. UNITED

                  COMMUNITY FINANCIAL CORP. has received conditional approval to have the common stock listed on the NASDAQ National Market System under the symbol "____". Trident Securities, Inc. and McDonald & Company Securities, Inc. intends to make a market in the common stock. However, purchasers of common stock should recognize that no assurance can be given that an active and liquid trading market will develop or, if developed, will be maintained.

23.      Q.       CAN I PURCHASE STOCK USING FUNDS IN A THE HOME SAVINGS AND
                  LOAN COMPANY IRA ACCOUNT?

         A. Yes. Contact the Conversion Information Center at (330) ________ for additional information. It takes several days to process the necessary IRA forms and, therefore, it is necessary that you make arrangements by ________, 1998, to accommodate your order.

                    ABOUT VOTING "FOR" THE PLAN OF CONVERSION
                    -----------------------------------------

24.      Q.       AM I ELIGIBLE TO VOTE AT THE SPECIAL MEETING OF MEMBERS TO
                  BE HELD TO CONSIDER THE PLAN OF CONVERSION?

         A. At the Special Meeting of Members to be held on ________, 1998, you are eligible to vote if you are one of the "Voting Members," who are holders of THE HOME SAVINGS AND LOAN COMPANY'S deposits or other authorized accounts as of ________, 1998, the "Voting Record Date" for the Special Meeting. However, members of record as of the close of business on the Voting Record Date who cease to be depositors prior to the date of the Special Meeting are no longer members and will not be entitled to vote at the Special Meeting. If you are a Voting Member, you should have received a proxy statement and proxy card with which to vote.

25.      Q.       HOW MANY VOTES DO I HAVE AS A VOTING MEMBER?

         A. The Home Savings and Loan Company's charter provides that each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account. Borrowers of THE HOME SAVINGS AND LOAN COMPANY are entitled to 1 vote for each loan outstanding as of ________, which continues to be outstanding as of _______. No member may cast more than 1,000 votes.

26.      Q.       IF I VOTE "AGAINST" THE PLAN OF CONVERSION AND IT IS
                  APPROVED, WILL I BE PROHIBITED FROM BUYING STOCK DURING THE
                  SUBSCRIPTION OFFERING?

         A. No. Voting against the Plan of Conversion in no way restricts you from purchasing stock in either the Subscription Offering or the Community Offering.

27.      Q.       WHAT HAPPENS IF THE HOME SAVINGS AND LOAN COMPANY DOES NOT
                  GET ENOUGH VOTES TO APPROVE THE PLAN OF CONVERSION?

         A. The Conversion would not take place and THE HOME SAVINGS AND LOAN COMPANY would remain a mutual savings and loan association.

28.      Q.       AS A VOTING MEMBER OF THE HOME SAVINGS AND LOAN COMPANY, AM I
                  REQUIRED TO VOTE?

         A. No. However, failure to return your proxy card will have the same effect as a vote "Against" the Plan of Conversion.

29.      Q.       WHAT IS A PROXY CARD?

         A. A Proxy Card gives you the ability to vote without attending the Special Meeting in person. However, you may attend the meeting and vote in person, even if you have previously returned your proxy card.

30.      Q.       HOW DOES THE CONVERSION AFFECT ME?

         A. The conversion is intended, among other things, to assist THE HOME SAVINGS AND LOAN COMPANY in maintaining and expanding its many services to THE HOME SAVINGS AND LOAN COMPANY'S customers and community. By purchasing stock, you will also have the opportunity to invest in UNITED COMMUNITY FINANCIAL CORP., the proposed holding company for THE HOME SAVINGS AND LOAN COMPANY. However, there is no obligation to purchase stock. The purchase of stock is strictly optional.

31.      Q.       HOW CAN I GET FURTHER INFORMATION CONCERNING THE STOCK
                  OFFERING?

         A. You may call the Conversion Information Center, at (330) ________ for further information or a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card.


THIS BROCHURE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. A PROSPECTUS CAN BE OBTAINED AT A THE HOME SAVINGS AND LOAN COMPANY OFFICE OR BY CALLING THE CONVERSION INFORMATION CENTER. THERE SHALL BE NO SOLICITATION OF AN OFFER OR SALE OF STOCK IN ANY JURISDICTION IN WHICH ANY OFFER, SOLICITATION OF AN OFFER OR SALE OF STOCK WOULD BE UNLAWFUL.

         THE COMMON STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

                              FOR YOUR CONVENIENCE

In order to assist you during the stock offering period, we have established a Conversion Information Center to answer your questions. Please call :

                                 (330) ________

                  III. Officer and Director Brochure (optional)


A.       Explanation

         An Officer and Director Brochure merely highlights the intended stock purchases shown in the Prospectus.

B.       Method of Distribution

         There are three primary methods of distribution of Officer and Director Brochures. However, regardless of the method of distribution, they are always accompanied by a Prospectus.

         1. An Officer and Director Brochure is sent out in the initial mailing to all members of the The Home Savings and Loan Company.

         2. Officer and Director Brochures will be available in any of The Home Savings and Loan Company's offices.

         3. Officer and Director Brochures are sent out in a standard information packet to all interested investors who telephone the Conversion Information Center requesting information.

                 OFFICER AND DIRECTOR STOCK PURCHASE COMMITMENTS




                                                                            Aggregate           Percent of
                                                  Total Shares           Purchase Price     Total Offering (1)
                                                  ------------           --------------     ------------------
Name and Position
-------------------------
Richard M. Barrett
James E. Bennett, Jr.
Charles B. Cushwa, III
Donald R. Inglis
Patrick A. Kelly
Gary Keller
William A. Holdford
Douglas M. McKay
Herbert F. Schuler, Sr.
Clarence R. Smith, Jr.
Robert J. Steele, Jr.
Donald J. Varner
John F. Zimmerman, Jr.
All directors and executive officers
    as a group (13 persons)
TOTAL

-------------------
(1) At the midpoint and assumes enough shares will be available to satisfy all subscriptions.

   THIS BROCHURE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THERE SHALL BE NO
     SOLICITATION OF AN OFFER OR SALE OF STOCK IN ANY JURISDICTION IN WHICH
     ANY OFFER, SOLICITATION OF AN OFFER OR SALE OF STOCK WOULD BE UNLAWFUL.

THE COMMON STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

         IV. Counter Cards, Lobby Posters and the Tombstone Announcement

A.       Explanation

         Counter cards, lobby posters and the tombstone announcement serve three purposes: (1) As a notice to The Home Savings and Loan Company's customers and members of the local community that the stock sale is underway; (2) to remind the customers of the end of the Subscription Offering; and (3) to invite members of the community to an informational meeting, if applicable. Trident has learned in the past that many people need reminding of the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.       Quantity

         Approximately 3 - 4 counter cards may be used at The Home Savings and Loan Company's offices, at teller windows and on customer service representatives' desks. These counter cards will be exact duplicates of the lobby poster and will be no larger than 8-1/2" x 11".

         Approximately 1 - 2 lobby posters may be used at the offices of The Home Savings and Loan Company. These posters will be approximately 2' x 3'.

         Tombstone announcements may be used for placement in local newspapers. The advertisements will run no more than twice each in the local newspaper. The ads will be no larger than 8-1/2" x 11".

C.       Examples enclosed

                                                                          POSTER





                 The Home Savings and Loan Company of Youngstown



                            STOCK OFFERING MATERIALS
                                 AVAILABLE HERE



                 Customer Priority Rights for the Stock Offering
                       by United Community Financial Corp.
                            Expire on ________, 1998

                                                                          Poster

For the first time ever, you can own stock in The Home Savings and Loan Company.

Customers of The Home Savings and Loan Company have the opportunity to invest in The Home Savings and Loan Company by purchasing common stock in the newly-formed holding company, United Financial Corporation.

The common stock is being offered in a Subscription Offering to eligible deposit account and borrower members of The Home Savings and Loan Company until __________, 1998.

A Proxy Statement and Prospectus relating to these securities were recently mailed to all eligible customers. Additional Prospectuses, relating to these securities, are available at any of our branch offices or by calling our Conversion Information Center at (330) ________.

Your Subscription Rights expire on ___________, 1998.

          The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the
          Federal Deposit Insurance Corporation or any other government agency.

   This announcement shall not constitute an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

------------------------------------------------------------------------------

     This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus.
      These shares have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision or the Federal Deposit Insurance Corporation, nor has such Commission, Office or Corporation passed upon the accuracy or adequacy of the Prospectus.
            Any representation to the contrary is a criminal offense.





NEW ISSUE                                                                , 1998
---------                                                        ---------



                             UP TO 28,937,500 SHARES




                     These shares are being offered pursuant
                         to a Plan of Conversion whereby




                       THE HOME SAVINGS AND LOAN COMPANY
                        of Youngstown, Ohio will convert
                from a state mutual savings and loan association
            to a permanent capital stock savings and loan association
                    and become the wholly-owned subsidiary of


                        UNITED COMMUNITY FINANCIAL CORP.





                                  COMMON STOCK





                                 ---------------


                             PRICE $10.00 PER SHARE

                                 ---------------


         Copies of the Prospectus may be obtained in any State in which this announcement is circulated from such of the undersigned or other brokers and dealers as may legally offer these
                            securities in such state.




                            TRIDENT SECURITIES, INC.


                       MCDONALD & COMPANY SECURITIES, INC.




                For a copy of the Prospectus call (330) ________.

-------------------------------------------------------------------------------

                         V. Community Meeting Materials



A.       Explanation

         In order to educate the public about the stock offering, Trident suggests holding Community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director and Executive Officer of The Home Savings and Loan Company submit a list of acquaintances that he or she would like to invite to a Community meeting.

B.       Method of Distribution of Invitations and Prospect Letters

         Each Director and/or Officer submits his list of prospects.

         Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting.

                                                             PROSPECT INVITATION


==============================================================================


                           The Directors and Officers

                                       of
                 The Home Savings and Loan Company of Youngstown

                     cordially invite you to attend a brief

                  presentation regarding the stock offering of

         United Community Financial Corp., our proposed holding company.



                Please join us at one of the following meetings:

                Place                   Place                     Place
               Address                 Address                   Address
                Date                    Date                      Date
            at ____ p.m.            at ____ p.m.              at ____ p.m.




                         Hors d'oeuvres will be served.


      Space is Limited so Please call (330) ________ if You Plan to Attend.

===============================================================================

                                 VI. IRA Mailing



A.       Explanation

         A special IRA mailing is proposed to be sent to all IRA customers of the Company in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and cannot be done through the mail.

B.       Quantity

         One IRA letter is proposed to be mailed to each IRA customer of The Home Savings and Loan Company. These letters would be mailed following OTS approval for the conversion and after each customer has received the initial mailing containing a Proxy Statement and a Prospectus.

C.       Example - Enclosed

                  The Home Savings and Loan Company Letterhead



                                                   ________, 1998


Dear Individual Retirement Account Participant:

         As you know, The Home Savings and Loan Company is in the process of converting from a state chartered mutual savings and loan association to a permanent capital stock savings and loan association and has formed United Community Financial Corp. to hold all of the stock of The Home Savings and Loan Company (the "Conversion"). Through the Conversion, certain current and former depositors of The Home Savings and Loan Company have the opportunity to purchase shares of common stock of United Community Financial Corp. in a Subscription Offering. United Community Financial Corp. currently is offering up to _________ shares of common stock, subject to adjustment, at a price of $10.00 per share.

         As the holder of an individual retirement account ("IRA") at The Home Savings and Loan Company, you may use your IRA funds to subscribe for stock. If you desire to purchase shares of common stock of United Community Financial Corp. through your IRA, The Home Savings and Loan Company can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your IRA.

         If you are interested in receiving more information on self-directing your IRA, please contact our Conversion Information Center at (330) ________. Because it takes several days to process the necessary IRA forms, a response must be received by _______, 1998 to accommodate your interest.

                                   Sincerely,



                                    Douglas M. McKay
                                    President


          The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the
          Federal Deposit Insurance Corporation or any other government agency.

      This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the

Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.


                                  VII. Letters


A.       Explanation

         Cover letters to accompany offering materials.

B.       Method of Distribution

         Enclosed with the initial mailing.

C.       Examples

                              (Trident Letterhead)




                                ___________, 1998





To Members and Friends of The Home Savings and Loan Company:

         Trident Securities, Inc. and McDonald & Company Securities, Inc., members of the National Association of Securities Dealers, Inc., are assisting The Home Savings and Loan Company in its conversion to a capital stock savings bank and the concurrent offering of shares of common stock by United Community Financial Corp. (the "Company"), an Ohio corporation recently formed for the purpose of acquiring all of the stock of The Home Savings and Loan Company.

         At the request of The Home Savings and Loan Company, we are enclosing materials explaining the conversion process and your right to subscribe for common shares of the Company. Please read the enclosed offering materials carefully before subscribing for stock.

         If you have any questions, please call the Conversion Information Center at (330) ________.



                                                    Sincerely,

                                                    TRIDENT SECURITIES, INC.




Enclosures




          The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the
          Federal Deposit Insurance Corporation or any other government agency.

    This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                 (The Home Savings and Loan Company Letterhead)

                                                        ___________, 1998

Dear Valued Customer:

         The Home Savings and Loan Company is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a permanent capital stock savings and loan association, conditioned upon receipt of approval by The Home Savings and Loan Company's members, among other things. This stock conversion is the most significant event in the history of The Home Savings and Loan Company in that it allows customers, directors and employees an opportunity to subscribe for stock in United Community Financial Corp., the proposed holding company for The Home Savings and Loan Company.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at The Home Savings and Loan Company, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with The Home Savings and Loan Company. Let us also assure you that the stock Conversion will not result in any changes in the management, personnel or the Board of Directors of The Home Savings and Loan Company.

         A special meeting of the members of The Home Savings and Loan Company will be held on ___________, 1998 at _______, Eastern Daylight Time, at The Home Savings and Loan Company's main office to consider and vote upon The Home Savings and Loan Company's Plan of Conversion. Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" The Home Savings and Loan Company's Plan of Conversion. A vote in favor of the Plan of Conversion does not obligate you to purchase stock. If you do not plan to attend the special meeting, please sign and return your proxy card promptly. Your vote is important to us.

         As one of our valued members, you have the opportunity to invest in The Home Savings and Loan Company's future by purchasing stock in United Community Financial Corp. during the Subscription Offering, without paying a sales commission.

         If you decide to exercise your subscription rights to purchase shares, you must return a properly completed stock order form together with full payment for the subscribed shares so that it is received by The Home Savings and Loan Company not later than 12:00 Noon, Eastern Daylight Time on _________, 1998.

         We also have enclosed a Prospectus and Proxy Statement which fully describes the conversion and provides financial and other information about United Community Financial Corp. and The Home Savings and Loan Company. Please review these materials carefully before you vote or invest. For your convenience we have established a Conversion Information Center. If you have any questions, please call the Conversion Information Center at (330)___________.

         We look forward to continuing to provide quality financial services to you in the future.

                                                 Sincerely,

                                                 Douglas M. McKay
                                                 President
Enclosures

          The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the
          Federal Deposit Insurance Corporation or any other government agency.

    This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                                   (Optional)

                 (The Home Savings and Loan Company Letterhead)



                                                          ____________, 1998





Dear Interested Investor:

         The Home Savings and Loan Company is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a permanent capital stock savings and loan association, conditioned upon receipt of approval by The Home Savings and Loan Company's members, among other things. This stock conversion is the most significant event in the history of The Home Savings and Loan Company in that it allows customers, community members, directors and employees an opportunity to subscribe stock in United Community Financial Corp., the proposed holding company for The Home Savings and Loan Company.

         We want to assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of The Home Savings and Loan Company.

         Enclosed is a Prospectus which fully describes The Home Savings and Loan Company, its management, board and financial condition. Please review it carefully before you make an investment decision. If you decide to invest, please return to The Home Savings and Loan Company a properly completed stock order form together with full payment for shares at your earliest convenience. For your convenience we have established a Conversion Information Center. If you have any questions, please call the Conversion Information Center at (330)
________.


                                                  Sincerely,



                                                  Douglas M. McKay
                                                  President






Enclosures





          The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the
          Federal Deposit Insurance Corporation or any other government agency.

      This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                 (The Home Savings and Loan Company Letterhead)

                                                           ____________, 1998


Dear Friend:

         The Home Savings and Loan Company is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a permanent capital stock savings and loan association, conditioned upon receipt of approval by The Home Savings and Loan Company's members, among other things. This stock conversion is the most significant event in the history of The Home Savings and Loan Company in that it allows customers, directors and employees an opportunity to subscribe stock in United Community Financial Corp., the proposed holding company for The Home Savings and Loan Company.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at The Home Savings and Loan Company, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with The Home Savings and Loan Company. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of The Home Savings and Loan Company.

         Our records indicate that you were a depositor of The Home Savings and Loan Company on July 31, 1996. Therefore, under applicable law, you are entitled to subscribe for Common Stock in The Home Savings and Loan Company's Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on __________, 1998 and upon receipt of all required regulatory approvals.

         If you decide to exercise your subscription rights to purchase shares, you must return a properly completed stock order form together with full payment for the subscribed shares so that it is received at The Home Savings and Loan Company not later than 12:00 Noon, Eastern Daylight Time on __________, 1998.

         Enclosed is a Prospectus which fully describes The Home Savings and Loan Company, its management, board and financial condition. Please review it carefully before you invest. For your convenience, we have established a Conversion Information Center. If you have any questions, please call the Conversion Information Center at (330) ________.


                                               Sincerely,


                                               Douglas M. McKay
                                               President

Enclosures


          The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the
          Federal Deposit Insurance Corporation or any other government agency.

    This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                                   (Optional)

                 (The Home Savings and Loan Company Letterhead)

                                                 ___________, 1998

Dear Member:

         As a qualified member of The Home Savings and Loan Company (the "Bank"), you have the right to vote upon the Bank's proposed Plan of Holding Company Conversion and also generally have the right to subscribe for shares of common stock of United Community Financial Corp., the proposed holding company for The Home Savings and Loan Company through the mutual to stock conversion of The Home Savings and Loan Company. However, the proposed plan of Holding Company Conversion provides that United Community Financial Corp. will not offer stock in any state in which compliance with the securities laws would be impracticable for reasons of cost or otherwise. Unfortunately, the securities laws of your state would require The Home Savings and Loan Company, Inc. to register its common stock and /or its employees in order to sell the common stock to you. Such registration would be prohibitively expensive or otherwise impracticable in light of the few members residing in your state.

         You may vote on the proposed Plan of Holding Company Conversion and we urge you to read the enclosed Summary Proxy Statement and execute the enclosed Revocable Proxy. Questions regarding the execution of the Revocable Proxy should be directed to The Home Savings and Loan Company's Conversion Information Center at (330)___________.


                                               Sincerely,


                                               Douglas M. McKay
                                               President

Enclosures


          The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the
          Federal Deposit Insurance Corporation or any other government agency.

    This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                              VIII. Proxy Reminder



A.       Explanation

         A proxygram is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxygram is mailed to those "target vote" depositors who have not previously returned their signed proxy.

         The target vote depositors are determined by the conversion agent.

B.       Example enclosed

B.  Example

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                P R O X Y G R A M


                                     (LOGO)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------




YOUR VOTE ON OUR PLAN OF CONVERSION  HAS NOT BEEN RECEIVED.


YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PLAN OF CONVERSION.


VOTING FOR THE PLAN OF CONVERSION WILL NOT AFFECT THE INSURANCE COVERAGE OF YOUR ACCOUNTS. ALL ACCOUNTS WILL CONTINUE TO BE INSURED UP TO THE LEGAL LIMIT ($100,000 PER ACCOUNT AS DEFINED BY LAW) BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION, AN AGENCY OF THE U.S. GOVERNMENT.


REMEMBER, VOTING FOR THE PLAN OF CONVERSION DOES NOT OBLIGATE YOU TO BUY ANY STOCK.


PLEASE ACT PROMPTLY!  SIGN THE ENCLOSED PROXY CARD AND MAIL OR
DELIVER IT TO A THE HOME SAVINGS AND LOAN COMPANY OFFICE.


WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF CONVERSION.

THANK YOU!

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                                  THE BOARD OF DIRECTORS OF THE
                                                  HOME SAVINGS AND LOAN COMPANY
                                                  OF YOUNGSTOWN

             THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO
                              STATEMENTS OF INCOME

         The following Statements of Income of the Company for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, and for the years ended December 31, 1996 and 1995, by packer, Thomas & Co., independent auditors, whose reports thereon appear elsewhere in this Prospectus. These Statements should be read in conjunction with the Financial Statements and related Notes included elsewhere herein.


                                                         Year ended December 31,
                                                  --------------------------------------
                                                     1997          1996          1995
                                                     ----          ----          ----
                                                               (In thousands)
Interest and dividend income:
  Loans                                            $ 54,148      $ 48,586      $ 43,093
  Mortgage-backed securities:
    Available for sale                                5,122         6,871         6,969
    Held to maturity                                 19,024        21,988        23,827
  Investment securities:
    Available for sale                                2,169         1,226         2,253
    Held to maturity                                    843         1,780         2,185
  FHLB stock dividend                                   766           695           632
  Other interest-earning assets                         613           603           875
                                                   --------      --------      --------
    Total interest income                            82,685        81,749        79,834
                                                   --------      --------      --------

Interest expense:
  Deposits                                           40,463        43,009        41,104
                                                   --------      --------      --------
  Total interest expense                             40,463        43,009        41,104
                                                   --------      --------      --------

  Net interest income                                42,222        38,740        38,730
  Recovery of loan loss allowances                   (1,546)         --            --
                                                   --------      --------      --------

    Net interest income after (recovery of)
     provision for loan allowances                   43,768        38,740        38,730
                                                   --------      --------      --------

Noninterest income:
  Service fees and other charges                      1,092           755           681
  Net (losses) gains:
    Mortgage-backed securities                           80          --             321
    Investment securities                              --              45            74
    Other (losses) gains                                (34)          (45)            9
    Other income                                        426           536           469
                                                   --------      --------      --------
      Total noninterest income                        1,564         1,291         1,554
                                                   --------      --------      --------

Noninterest expenses:
  Salaries and employee benefits                     14,710        12,735        11,033
  Occupancy                                           1,256         1,250         1,194
  Equipment and data processing                       2,534         2,181         1,768
  Deposit insurance premiums                            588         2,033         2,064
  Federal deposit insurance special assessment         --           5,903          --
  Franchise tax                                       1,752         1,643         1,398
  Advertising                                         1,045         1,000         1,162
  Other                                               3,418         3,323         3,376
                                                   --------      --------      --------
    Total noninterest expenses                       25,303        30,068        21,995
                                                   ========      ========      ========

  Income before income taxes                         20,029         9,963        18,289
  Income taxes                                        6,982         3,332         6,707
                                                   --------      --------      --------

  Net income                                       $ 13,047      $  6,631      $ 11,582
                                                   ========      ========      ========

See Notes to Financial Statements.

                                       26